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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 13G
                                (RULE 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
        13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                           (AMENDMENT NO.     )(1)
                                          ----


                           ADM Tronic Unlimited, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                  001004100
--------------------------------------------------------------------------------
                                (CUSIP Number)




                               November 3, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-(c)
    [   ]  Rule 13d-1(d)


---------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 001004100                     13G            PAGE  2   OF  7   PAGES
         ---------------------                              ----   -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          (a) Burton Friedlander

          (b) Friedlander International Limited

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          (a) United States; (b) Bahamas
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    (a) 3,313,900 Shares (Includes 2,896,600 Shares
   SHARES                          owned by Friedlander International Limited);
 BENEFICIALLY                  (b) 0
  OWNED BY             --------------------------------------------------------
    EACH               (6)     SHARED VOTING POWER
  REPORTING                    N/A
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               (a) 3,313,900 Shares (Includes 2,896,600 Shares
                                   owned by Friedlander International Limited);
                               (b) 0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          (a) 3,313,900 Shares; (b) 2,896,600
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          (a)7%; (b)6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          (a) IN; (b) PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                                         Page  3  of  7  Pages
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Item 1.    (a).    Name of Issuer: ADM Tronics Unlimited, Inc.



           (b). Address of Issuer's Principal Executive Offices: 224-S Pegasus Avenue, Northvale, NJ 07647





Item 2.    (a).    Name of Person Filing: (a) Burton Friedlander;
                   (b) Friedlander International Limited




           (b). Address of Principal Business Office: (a) 104 Field Point Rd., Greenwich, CT 06830; (b) Charlotte House, Nassau, Bahamas








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                                                         Page  4  of  7  Pages
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Item 2.    (c).    Citizenship: (a) United States; (b) Bahamas




           (d).    Title of Class of Securities: Common Stock



           (e).    CUSIP Number: 001004100



Item 3.            N/A


Item 4.            Ownership.

           (a).    Amount Beneficially Owned (a) 3,313,900 (b) 2,896,600



           (b).    Percent of Class: (a) 7%; (b) 6%



           (c).    Number of Shares as to which the person has:

                   (i)      sole power to vote or to direct the vote
                            (a) 3,313,900; (b) 0

                   (ii)     shared power to vote or to direct the vote
                            (a) 0; (b) 0

                   (iii) sole power to dispose or to direct the disposition of (a) 3,313,900; (b) 0

                   (iv) shared power to dispose or to direct the disposition of (a) 0; (b) 0







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                                                         Page  5  of  7  Pages
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Item 5.            Ownership of Five Percent or Less of a Class:  N/A





Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person: N/A




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company: N/A





Item 8.            Identification and Classification of Members of the Group:
                   N/A






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                                                         Page  6  of  7  Pages
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Item 9.            Notice of Dissolution of Group: N/A




Item 10.           Certification

                   By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 12, 1998

                                            /s/ BURTON FRIEDLANDER

                                         -----------------------------------
                                             BURTON FRIEDLANDER





                                        FRIEDLANDER INTERNATIONAL LIMITED

                                    BY FRIEDLANDER CAPITAL MANAGEMENT
                                         CORPORATION, GENERAL PARTNER

                              BY  /s/ BURTON FRIEDLANDER
                                ----------------------------------------------
                            BURTON FRIEDLANDER, Chief Executive Officer